Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of January 31, 2012 and is effective as of February 1, 2012, by and between Hawker Beechcraft Defense Company, LLC, a limited liability company organized under the laws of the State of Delaware (“the Company”), and James Maslowski, an individual (“Consultant”).

1. Engagement.

(a) The Company hereby engages Consultant to perform, and Consultant hereby agrees to provide advice and assistance to the Company and any of its affiliates related to the marketing and sale of the Company’s T-6 aircraft (the “Services”).

(b) Consultant will serve as a non-employee member of the board of managers of the Company and hold the title “Vice Chairman” during the term of this Agreement.

2. Payment. The Company will pay Consultant fees and expenses set forth below:

Retainer: A monthly retainer in the amount of $8,333. Consultant will provide an invoice to the Company on or before the first of the month and the Company shall pay the same within thirty (30) days of receipt. Payments to Consultant will be directed to Consultant’s bank account. Consultant will provide remittance advice to the Company.

Success Fees: An additional amount, as set forth on Schedule A, will be paid to Consultant for certain newly manufactured aircraft sold during 2012. Payment will not be due to Consultant until the Company has (i) in the case of a “direct commercial sale” received a non-refundable deposit from the customer, or (ii) in the case of a “foreign military sale” received the initial payment from the U.S. Government. Any such amounts will be paid to Consultant within thirty (30) days after the Company has received such non-refundable deposit. Consultant will be eligible to receive such payment after termination of this Agreement provided that a purchase agreement or a letter of intent for the aircraft was signed during the term of this Agreement.

Travel; Business Courtesies; and other Out-of-Pocket Expenses: Arrangements for all travel required to be performed by Consultant will be made by Lori Brands ((316) 676-4555; lori_brands@hawkerbeechcraft.com). Consultant will contact Ms. Brands to at least seven (7) business days in advance of any travel to let her know his proposed itinerary and enable her to make his airfare and hotel reservations. Consultant will submit an itemization of his monthly out-of-pocket expenses, including the provision of any business courtesies, to Ms. Carrie Gleyre ((316) 676-0260; carrie_gleyre@hawkerbeechcraft.com) with his monthly invoice. In order to be eligible for reimbursement, all business courtesies must comply with the Company’s applicable policies. Consultant will retain a record of all out-of-pocket expenses for which he has requested reimbursement. Consultant will be provided a company e-mail account: maslowskij@hawkerbeechcraft.com.

3. Term and Extension or Termination.

(a) The term of this Agreement will begin on February 1, 2012 and will continue for a one year period (the “Initial Term”) following such date, unless extended in accordance with Section 3(b) below or terminated in accordance with Section 3(c) below.

(b) The term of this Agreement may be extended by the Company for an additional one year period by notifying Consultant no later than thirty (30) days prior to end of the Initial Term.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time by the Company if Consultant has breached any provision of this Agreement in any material respect. Upon any termination of this Agreement, all obligations hereunder will terminate except for: (i) the Company’s undisputed payment obligations that arise relating to Services completed before termination of this Agreement; and (ii) the terms and provisions set forth in Sections 3, 8, 9, 10, 11, 12, 13 and 14, inclusive, which will survive termination of this Agreement for any reason. Upon termination of the Agreement, Consultant will make reasonable efforts to stop work and mitigate any cost or expense to the Company. Consultant will only be entitled to payment for actual Services rendered and will have no claim for any damages or losses of any kind, including loss of profit, arising out of the termination of this Agreement.

4. Relationship of the Parties. Consultant will perform Services under this Agreement as an independent contractor of the Company. Nothing contained in this Agreement will be deemed or construed by the parties or by any third party to create the relationship of principal and agent, a fiduciary, or of partnership, joint venture or any other type of association between the Company and Consultant, it being expressly understood and agreed that neither the provisions contained in this Agreement nor any acts of the parties shall be deemed to create any relationship between the Company and Consultant other than as customer and service provider. No officer, employee, agent or independent contractor of either party will at any time be deemed an employee, representative, agent or contractor of the other party solely because of this Agreement. Consultant will be responsible for the management and performance of all his subcontractors and suppliers. Consultant will have no authority to enter into any contracts or commitments on the Company’s behalf. The Company will have no right of control over the manner in which the Services are performed, other than as set forth in this Agreement, and the right to establish reasonable policies and protocols applicable to such Services.

5. Covenants. Consultant will perform the Services in an efficient and workmanlike manner in conformance with the highest professional standards and best practices.

6. Compliance with Laws and Company Policies.

(a) Consultant agrees to comply with all laws, rules, and regulations that apply to the performance of the Services, including, but not limited to the Foreign Corrupt Practices Act and the U.K. Bribery Act.

(b) Consultant certifies that he is not in violation of applicable federal statutes such as the Defense Acquisition Improvement Act of 1986, the Post-Employment Restrictions Act of 1988 with regard to the engagement of former government officers and employees, and Section 423, Title 41 of the United States Code prohibiting certain activities by competing contractors and government procurement officials during the conduct of federal procurements involving soliciting or discussing post-government employment, offering or accepting a gratuity, or soliciting or disclosing proprietary or source selection information.

(c) If the Company issues a purchase order in connection with this Agreement, the terms of the purchase order will apply except to the extent inconsistent with this Agreement and the provisions of this Agreement will take precedence. If the Services are to be performed in connection with the performance of a contract for an agency of the United States Government then the applicable provisions of the FAR and DFARS will apply to the extent required by law.

(d) Consultant also agrees to comply with all applicable Company policies which may be in effect during the term of this Agreement.

7. Security. Consultant agrees to keep and maintain an active security clearance commensurate with the degree of security classification designated by the Company for the work to be performed under this Agreement.

8. Confidentiality.

(a) “Confidential Information” means any information disclosed by or on behalf of the Company or any of its affiliates whether in writing, electronic format, orally, or in any other manner, or developed by Consultant in connection with performing the Services; provided, however, that Confidential Information will not include information that: (i) properly came into the possession of Consultant from a third party that was not under any obligation to maintain its confidentiality; (ii) has become part of the public domain through no breach of this Agreement by Consultant; or (iii) Consultant can demonstrate was independently developed by Consultant without the use of or reference to Confidential Information.

(b) Consultant will: (i) hold the Confidential Information in strictest confidence and not disclose it to any third party; (ii) use the Confidential Information for the sole purpose of performing the Services; (iii) not remove any proprietary legend or indication of confidentiality set forth on or contained in any of the Confidential Information; and (iv) promptly notify the Company in writing of any unauthorized use or disclosure of the Confidential Information, including a reasonably detailed description of the circumstances of the disclosure and the parties involved. Consultant will not make any copies of any of the Confidential Information except as required to perform the Services, and upon the Company’s request or termination of this Agreement Consultant will return (or destroy, in those cases where it is not technically feasible to return such information) all Confidential Information in Consultant’s custody or control. As between the Company and Consultant, the Company will own all right, title and interest in and to all Confidential Information.

(c) The foregoing prohibition on disclosure will not apply to the extent that disclosure of Confidential Information to proper legal and regulatory authorities is compelled by law or regulation. In the event Consultant receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body or if any Confidential Information is required to be disclosed to a governmental or quasi-governmental entity or agency, then Consultant agrees to: (x) to the extent permitted by applicable law or regulation, promptly notify the Company of such request; and (y) provide the Company with reasonable assistance in obtaining an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information that the Company so designates.

(d) Consultant acknowledges that a breach or threatened breach of this Section 8 would cause irreparable harm to the Company or its affiliates, which would not have an adequate remedy at law. Therefore, in the event of a breach or threatened breach by Consultant of this Section 8, the Company is entitled to immediate issuance of a temporary restraining order precluding the continuance of the conduct in question by Consultant in addition to pursuing any other available legal or equitable relief.

(e) Unless he obtains the prior written consent of the Company, Consultant will not (i) issue any press releases or engage in other publicity or distribute marketing or sales materials or conduct promotional efforts (collectively, “Publicity”) regarding this Agreement or the business arrangement between the Company and Consultant, or use the name of the Company or any of its affiliates or its or their logos, trademarks, service marks, products or services in any such Publicity, without in any case obtaining the prior written approval of the Company, or (ii) represent, directly or indirectly, that any product or service offered by Consultant has been used, approved or endorsed by the Company.

9. Deliverables. All deliverables and work product created by or for Consultant for delivery to the Company in connection with the Services (“Deliverables”) are work for hire under applicable copyright law and owned exclusively by the Company. Accordingly, as and when any Deliverable is created, the ownership of such Deliverable will immediately vest in the Company or its designee, and Consultant hereby assigns to the Company or its designee all right, title, and interest it has in such Deliverable, including any copyrights or other intellectual property rights pertaining thereto. Subject to the Company’s ownership interest in the Confidential Information and Consultant’s obligations under Section 8(b), Consultant will be free to use, in performing work for others, the general skill and knowledge and disclose any ideas, concepts, know-how and techniques relating to Consultant’s business that are retained in the memory of Consultant’s personnel acquired under this Agreement. Without limiting and in furtherance of Consultant’s obligations under Section 8(b), Consultant will refrain from using any Confidential Information to enable any competitor of the Company or the competitor’s affiliates to gain a commercial advantage against the Company or any of its affiliates.

10. Representations and Covenants. Consultant represents to the Company that (i) Consultant has the requisite expertise, ability, and legal right to enter into this Agreement and render the Services, and (ii) neither this Agreement nor performance of any Services conflict with or does or may violate the terms of any agreement to which Consultant is a party.

11. Indemnification. Consultant agrees to indemnify and hold the Company and its affiliates and its and their officers, directors, employees, agents and representatives (collectively, the “Indemnitees”) harmless from any injury occurring to the property or person of the Company as a result of Consultant’s performance of Services under this Agreement, or the performance of Consultant’s subcontractors, suppliers, or representatives, provided that said injury has not occurred because of the gross negligence of the Indemnitees, and for any claim or cost or expense incurred by an Indemnitee arising out of or relating to a breach by Consultant of any provision of this Agreement. Consultant shall maintain general and professional liability insurance in such amounts to satisfy its indemnification obligations under this Agreement.

12. Examination of Records. Consultant agrees that the Company shall, until the expiration of three (3) years after final payment under this Agreement, have access to and the right to examine any of his directly pertinent books, documents, papers, and records involving transactions related to this Agreement and/or the performance of the Services.

13. Taxes. Consultant agrees that he is responsible for payment of all taxes which may be due in connection with any payments which may be made to him pursuant to this Agreement and he shall hold harmless the Company from any cost, expense, or liability resulting from his failure to do so. If the Company concludes that it is required by law to make any tax withholding or deduction from payments to Consultant, it shall be free to do so.

14. General Provisions.

(a) Governing Law; Venue. This Agreement will be governed by the laws of the State of Kansas, without regard to conflict of law provisions. Any action or proceeding between the Company and Consultant relating to this Agreement will be commenced and maintained exclusively in the courts of Sedgwick County, Kansas, and Consultant submits unconditionally and irrevocably to the personal jurisdiction of any such court.

(b) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and may not be modified, altered or amended except in a writing executed by both parties to this Agreement.

(c) Headings. Headings in this Agreement are for convenience only and will not be considered in the interpretation of this Agreement.

(d) Notices. Any notice or written communication required or permitted to be given by a party hereunder will be made by hand delivery, facsimile transmission (with confirmation) or overnight delivery at the address specified below, or at such other addresses as the party may specify in writing. Any such notice or written communication will be considered to have been received on the date of hand delivery or transmission by facsimile or the next business day after sent by overnight delivery service.

Hawker Beechcraft Defense Company, LLC

c/o Hawker Beechcraft Corporation

10511 E. Central

Wichita, KS 67206

Attention: Vice President Human Resources

Fax: (316) 671-2923

James Maslowski

2112 N. Crooked Pine Street

Wichita, KS 67230

Phone/Fax: (316) 440-4135

(e) Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be deemed automatically modified to conform to the requirements for validity and enforceability as declared at that time, and as so modified, will be deemed a provision of this Agreement as though originally included herein.

(f) Assignment. This Agreement be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that Services to be performed by Consultant under this Agreement are personal and unique, and Consultant may not assign this Agreement or any rights or obligations hereunder to any party without the prior written consent of the Company.

(g) Counterparts. This Agreement may be executed in separate counterparts, and all such counterparts will constitute one and the same instrument.

(h) Survival. Notwithstanding any termination or expiration of this Agreement, the provisions of this Agreement, which by their nature should survive such termination or expiration, shall survive and continue to be in full force and effect.

[Signatures on following page]

The parties have executed this Agreement as of the date set forth above.

HAWKER BEECHCRAFT DEFENSE COMPANY, LLC

By:	/s/ Matt Martin
Name:
Title:

/s/ James Maslowski
James Maslowski